Exhibit 99.1
NEWS RELEASE

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Constellation Brands Announces
Senior Management Change

~Appoints new CFO, David Klein~

VICTOR, N.Y., JUNE 15, 2015 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that Executive Vice President and Chief Financial Officer (CFO) Bob Ryder is leaving the company after the completion of the company’s first quarter 10-Q filing. David Klein has been promoted to Executive Vice President and Chief Financial Officer.
“It is with truly mixed emotions that I announce I have decided to leave the company as I feel now is the time that I can fully commit myself to seek new challenges and explore external opportunities,” said Ryder. “CBI is a terrific company and is in great shape - there is a strong financial leadership team and excellent financial governance and controls are in place.”
“Since 2007, Bob has been a key contributor to many of Constellation’s most important achievements,” said Rob Sands, president and chief executive officer, Constellation Brands. “As CFO, Bob has built an incredibly talented organization and laid the foundation for future success. Along with our employees, I thank Bob for his many years of service and for helping to build a company that is unrivaled in the industry.”
As the new CFO, David Klein will join Constellation’s Executive Management Committee and report directly to Sands. Klein joined Constellation in 2004 and most recently served as CFO for the company’s Beer Division. His previous roles with Constellation include SVP, Treasurer and Controller as well as CFO for the company’s former European business. Prior to his tenure at Constellation, Klein held the CFO role at Montana Mills.
“David is a dynamic and effective leader with strong financial and strategic capability,” said Sands. “He has deep experience in all facets of finance and also brings international expertise to the role. David is the right person to join our Executive Management Committee and help guide Constellation into our next phase of growth and success.”
Ryder’s departure from the company is an amicable one and is unrelated to the company’s financial performance or financial reporting. Ryder and Klein will work together to ensure a smooth transition.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2014, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 7,200 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.